Exhibit 10.24

KRATON POLYMERS U.S. LLC

PENSION BENEFIT RESTORATION PLAN

(Amended and Restated Effective as of December 10, 2013)

KRATON POLYMERS U.S. LLC

PENSION BENEFIT RESTORATION PLAN

(Amended and Restated Effective as of December 10, 2013)

i

Article X CLAIMS PROCEDURE		8
10.1	Filing Claims	8
10.2	Notification to Claimant	8
10.3	Appeal Procedure	8
10.4	Satisfaction of Claims	8
10.5	Limitations	9
Article XI MISCELLANEOUS PROVISIONS		9
11.1	Employment Relationship	9
11.2	Facility of Payments	9
11.3	Anti‑Alienation	9
11.4	Indemnification	9
11.5	Unclaimed Interests	9
11.6	References to Code, Statutes and Regulations	10
11.7	Liability	10
11.8	Company as Agent for Employers	10
11.9	Governing Law; Severability	10
11.10	Section 409A	10
11.11	Tax Consequences of Participation	10
11.12	Tax Withholding	10
11.13	Successors	10
11.14	Entire Plan	10
11.15	Legally Incompetent	10
11.16	Notice	10

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KRATON POLYMERS U.S. LLC

PENSION BENEFIT RESTORATION PLAN

(Amended and Restated Effective as of December 10, 2013)

Effective as of December 10, 2013, Kraton Polymers US LLC, a Delaware limited liability company (the “Company”), hereby amends and restates the KRATON Polymers U.S. LLC Pension Benefit Restoration Plan (the “Plan”).

Article I
INTRODUCTION

Effective as of January 1, 2002, the Company established the Plan to restore certain benefits under the KRATON Polymers U.S. LLC Pension Plan, which eligible employees and their beneficiaries otherwise would lose as a result of certain limitations placed upon tax qualified retirement plans under the Internal Revenue Code.  The Plan was amended and restated by the Company effective as of December 18, 2008.

The pertinent limitations placed upon KRATON Polymers U.S. LLC Pension Plan by the Internal Revenue Code relate to the amount of pension benefits that a Participant (as defined below) can receive on an annual basis and the amount of annual compensation that can be used in calculating any such pension benefits.  By restoring any lost pension benefits, the Plan is intended to treat the Participants as if they were unaffected by these Internal Revenue Code limitations.

The Plan is intended to be an “unfunded” plan, maintained exclusively for the purpose of providing deferred compensation for a “select group of management or highly compensated employees,” as both terms are defined under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

The terms and provisions of the Plan are as follows:

Article II
DEFINITIONS AND GENERAL PROVISIONS

2.1         “Accredited Service”      means service recognized for the purposes of computing the amount of the Supplemental Pension Benefit under Article IV and for determining the amount of vesting under Section 5.1.  A Participant shall be credited with Accredited Service for all Periods of Service during which the Participant was employed by the Employer.  In addition, a Participant who has authorized a transfer of assets and liabilities from the Shell Pension Plan to the Plan as of January 1, 2002 (the date the Plan was initially effective) shall also be credited with Accredited Service for Predecessor Employer Service.  Periods of Service shall be computed in years and months and shall be aggregated on the basis that 12 one‑month Periods of Service shall equal one full “Year of Accredited Service”.  For purposes of the preceding sentence, a Participant shall be credited with a one‑month Period of Service for each month in which he or she is credited with at least one Hour of Service.

2.2         “Actuarial Equivalent”      means a form of benefit differing in time, period or manner of payment from a specific benefit, such as the monthly benefit, provided under the terms of the Plan, but having the same value as such specific benefit when computed using the same actuarial assumptions and tables as provided for in Section 1.17 of the Pension Plan.  For purposes of Section 4.3 herein, Actuarial Equivalent shall be determined using the interest rate and mortality table set forth in Section 1.17 of the Pension Plan for determining actuarial equivalencies pursuant to Sections 4.5(f) and 5.1(c) of the Pension Plan.

2.3         “Average Final Compensation”      means the average monthly Compensation on a full‑time earnings basis of a Participant during the thirty‑six (36) completed consecutive calendar months (or the actual number of months if less) during the last ten (10) years of his or her Accredited Service (or the actual number of years if less) immediately preceding or ending with his or her Separation from Service affording the highest such average.  The Average Final Compensation of persons employed on a part‑time basis shall be adjusted to reflect full‑time Compensation throughout a Year of Accredited Service.

2.4          “Beneficiary”      means any person who becomes entitled to receive any distribution hereunder by reason of the death of a Participant.

2.5          “Board of Directors”      means the board of directors of the Company.

2.6          “Change of Control”      means (a) A sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of KRATON Polymers U.S. LLC or any entity in which the shareholders of the Company immediately prior to such transaction do not control (within the meaning of Rule 405 of the Securities Act of 1933, as amended) more than 50% of the voting power immediately following the transaction; (b) A sale by KRATON Polymers U.S. LLC or any of its Affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include KRATON Polymers U.S. LLC or any of its Affiliates; or (c) A merger or consolidation of the Company into another Person which is not an Affiliate of KRATON Polymers U.S. LLC or an entity in which the shareholders of the Company immediately prior to such transaction do not control (within the meaning of Rule 405 of the Securities Act of 1933, as amended) more than 50% of the voting power immediately following the transaction.  For purposes of this definition, (i) “Group” means two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company; (ii) “Affiliate” means (A) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and (B) with respect to the Company, also any entity designated by the Board of Directors of the Company in which the Company or one of its Affiliates has an interest; and (iii) “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

2.7          “Code”      means the Internal Revenue Code of 1986, as amended and then in effect.

2.8          “Committee”      means the Pension Committee of KRATON Polymers U.S. LLC.

2.9          “Company”      means KRATON Polymers U.S. LLC, a Delaware limited liability company, together with any successor thereto which adopts the Plan by appropriate written action.

2.10          “Compensation”      means a Participant’s regular salary or wages paid in cash by the Employer for personal services actually rendered in the course of employment with the Employer maintaining the Plan, including salary deferrals pursuant to any salary reduction agreement under Section 125 or 401(k) of the Code that are not currently includible in the Employee’s gross income.  Compensation includes, but is not limited to, the applicable straight‑time portion of night shift bonus payments for an Employee’s assignment for no more than 40 straight time hours per work week, including such payments as calculated under shift supervisors’ differential, the applicable straight‑time portion of pay and night shift bonus payments, including such payments as calculated under shift supervisors’ differential, for hours in excess of 40 straight time hours per work week that are part of an established normal work schedule and nondeferred payments under incentive compensation plans prior to the Severance From Employment Date (including payments under an annual incentive program made by Shell Chemical for the year 2000 after termination of employment with Shell Chemical), provided that no more than three consecutive payments of incentive compensation shall be taken into account (considering the sum of any Shell Chemical payment for the year 2000 and payment of the incentive compensation by the Company in 2001 as a single payment).  Compensation excludes overtime, extended work week pay, premium remuneration, special bonuses, severance payments, gainsharing, retention payments, stock options, phantom stock options, long‑term performance units and other deferred or extra compensation, house or living allowances, payments made in connection with Severance From Employment for accumulated vacation not taken, Company contributions to any Company profit‑sharing plan and amounts credited under any other qualified or non‑qualified plan of deferred compensation, other than salary deferrals pursuant to a salary reduction agreement under Section 401(k) of the Code.

Compensation for any Employee whose Severance From Employment Date occurs before the last day of any month shall be rounded to the end of that month at the salary or hourly rate payable to such Employee at the Severance From Employment Date.  Compensation for Leaves of Absence is based on the Compensation paid by the Employer with respect to such period of absence or the amount that would have been paid but for such absence, whichever is greater.  Compensation for an Employee whose hourly rate of pay is based on a normal work schedule of greater than 8 hours per work day and/or 40 hours per work week shall be determined as if such hourly rate had been based on a normal work schedule of no greater than such number of hours.

For purposes of this definition, prior to January 1, 2002 (the date the Plan was initially effective), any compensation received for Predecessor Employer Service with Shell Chemical that constituted compensation under the terms of the Shell Pension Plan shall constitute compensation under the Plan with respect to an Eligible Employee who authorized a transfer of assets and liabilities from the Shell Pension Plan to the Plan as of January 1, 2002.

The Compensation limitations imposed by Code Section 401(a)(17) and Section 1.9 of the Pension Plan (or successor provision) shall not apply to the definition of Compensation as described herein.

2.11          “Disability”      means a Participant’s physical or mental condition that renders it unlikely that the individual will ever again be able to be employed in his or her normal occupation.  Disability will be determined by the Committee upon the advice of two duly qualified physicians, one chosen by the Committee and the other of whom is the Participant’s attending physician, taking into account the opinion of a third duly qualified physician selected by the Committee in the event of a disagreement.  An individual shall not be deemed to have a Disability if he or she refuses to submit to an examination that may by requested by any physician.  The Committee will apply the provisions of this Section in a nondiscriminatory, consistent and uniform manner.  Notwithstanding the foregoing, an individual shall not be deemed to have a Disability unless such disability meets the definition of disability set forth in Section 409A of the Code.

2.12          “Effective Date”      means December 10, 2013.

2.13          “Election Form”      shall have the meaning set forth in Section 3.2 herein.

2.14          “Eligible Employee”      means any employee of an Employer who meets the requirements of Section 3.1 herein.

2.15          “Employer”      means the Company and any other corporation which shall elect, with the consent of the Company, to participate in the Plan in the manner described in Section 3.6, or any successor corporation which shall adopt the Plan.  If any such corporation shall terminate its participation in the Plan, such corporation shall cease to be an Employer.

2.16          “ERISA”      means the Employee Retirement Income Security Act of 1974, as amended and then in effect.

2.17          “Hour of Service”      means any and each hour for which an individual is paid or entitled to payment for the performance of duties for the Company, or any and each hour of Predecessor Employer Service as defined below.

2.18          “Normal Retirement Age”      means the first day of the month in which a Participant attains his or her sixty‑fifth (65th) birthday.

2.19          “Normal Retirement Date”      means the first of the month concurrent with or next following the participant’s attainment of age sixty‑five (65).

2.20          “Participant”      means any Eligible Employee who meets the eligibility requirements for participation in the Plan as set forth in Article III or any former eligible employee under the Plan or the Shell Pension Plan who has a vested interest in the Plan.

2.21          “Period of Service”      means the period of time beginning with an Employee’s commencement date or reemployment date as those terms are defined in the Pension Plan and ending with the Employee’s Severance From Employment Date.

2.22          “Pension Plan”      means the KRATON Polymers U.S. LLC Pension Plan, effective as of January 1, 2011.

2.23          “Plan”      means this KRATON Polymers U.S. LLC Pension Benefit Restoration Plan, amended and restated effective as of December 10, 2013, as amended thereafter from time to time.

2.24          “Predecessor Employer Service”      means service provided by an individual to the Shell Chemical Company, or any other company that is an affiliate or subsidiary of the Company.

2.25          “Severance From Employment Date”      means the date a Participant experiences a separation from service as determined in accordance with Section 409A of the Code.

2.26          “Supplemental Pension Benefit”      means the additional pension benefit determined in accordance with Article IV herein payable to individuals who satisfy the eligibility provisions of the Plan.

2.27           General Provisions.    Any term not specifically defined in this Plan will have the meaning provided to such term as defined under the Pension Plan.  In addition, the masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable.  Certain terms of more limited application have been defined in the provisions to which they are principally applicable.  The division of the Plan into Articles and Sections with captions has been done for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

Article III
ELIGIBILITY AND PARTICIPATION

3.1           Eligibility to Receive Supplemental Pension Benefits.     In order to receive a Supplemental Pension Benefit from the Company pursuant to Article IV herein, an individual must be eligible to participate in the Pension Plan as prescribed by the eligibility requirements of Article II of the Pension Plan, and must be among a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a) of ERISA.  Such individual also must:  (i) have “Average Final Compensation,” as that term is defined in the Pension Plan, that is in excess of the eligible compensation amount that may be taken into account pursuant to Section 401(a)(17)(B) of the Code; or (ii) have the amount of his or her annual pension benefit payable from the Pension Plan limited by the annual benefit limitations of Section 415 of the Code.  Finally, no individual will be eligible for the Plan if he or she otherwise is receiving supplemental pension benefits from some other plan, program, or arrangement established by the Company for the purpose of compensating for the loss of pension benefits from the Pension Plan due to the limitations of the Code.

3.2           Election Form.     All Participants in the Plan as of December 18, 2008 must complete and return to the Company an Election Form, as provided by the Committee, on or before December 31, 2008.  The Election Form shall provide the Participant with the opportunity to choose the timing and form in which the Participant will receive any Supplemental Pension Benefit payable hereunder, and shall become irrevocable on December 31, 2008.  All Employees who first become eligible to participate in the Plan after December 31, 2008, but prior to January 1, 2014, shall be notified in writing when he or she becomes eligible to participate in the Plan and must complete and return the Election Form to the Employer within thirty days of commencing participation in the Plan.  Employees who first become eligible to participate in the Plan after December 31, 2013 shall not complete the Election Form and their benefit under the Plan shall be paid as provided in Section 4.2(b)(ii).

Article IV
BENEFITS

4.1           Amount of Supplemental Pension Benefit.

(a)          Normal Retirement.  A Participant who is entitled to receive a Supplemental Retirement Benefit in connection with his or her Normal Retirement Date will receive a Supplemental Pension Benefit that is paid, in the case of a lump sum payment, or the payment of which commences, in the case of an annuity, within 90 days of the Normal Retirement Date equal to:

(i)          1.6% of the Participant’s Average Final Compensation multiplied by his or her Years of Accredited Service, minus (ii) below.

(ii)         The Participant’s vested benefit accrued in accordance with the provisions of Section 4.1(b)(i) of the Pension Plan without any reduction for Primary Social Security Benefits as prescribed under either Section 4.1(b)(1)(i)(A) or Section 4.1(b)(1)(i)(B) of the Pension Plan.

(b)          Early Retirement.  If the Participant is entitled to an Early Retirement under Section 4.2 of the Pension Plan and elected to receive his or her Supplemental Pension Benefit prior to his or her Normal Retirement Date, and other than in the event of the Participant’s death or Disability prior to commencement, the Supplemental Pension Benefit shall be determined in accordance with Section 4.1(a) and then reduced for early commencement in accordance with the applicable factor set forth below:

Participant’s Age (Nearer Birthday) When Supplemental Pension Benefit Commences	Percentage of Supplemental Pension Benefits
60 or older	100%
59	95%
58	90%
57	85%
56	80%
55	75%
54	70%
53	65%
52	60%
51	55%
50	50%

If a Participant is entitled to an Early Retirement under Section 4.2 of the Pension Plan and did not elect to receive his or her Supplemental Pension Benefit prior to his or her Normal Retirement Date, and if the Participant’s Severance From Employment Date is prior to his or her Normal Retirement Date (and such severance is not due to death or Disability), then his or her Supplemental Pension Benefit will be determine as if the benefit commenced on the first day of the month following his or her Severance From Employment Date in accordance with Section 4.1(a), but shall be paid to the Participant in a lump sum payment within 90 days of the Normal Retirement Date as provided in Section 4.2(b) (subject to the delay in Section 4.2(c), if applicable).  The Supplemental Pension Benefit as calculated pursuant to this Section 4.2 shall not be affected by the limitations imposed by the Code or by Section 4.6 of the Pension Plan (but shall be reduced by any amounts previously paid separately under Section 4.5).

4.2           Timing of Distributions.

(a)          Payment If Election Form.  A Participant entitled to receive a Supplemental Pension Benefit will receive such Supplemental Pension Benefit in accordance with the elections as designated on his or her Election Form.  At the time the Participant completes the Election Form, he or she may choose to receive distribution in the case of lump sum payment, or begin receiving distributions in the case of an annuity (i) within 90 days following his or her Normal Retirement Date, (ii) within 90 days following his or her Severance from Employment Date if the Participant experiences a Severance from Employment prior to his or her Normal Retirement Date and the Participant’s total age and Years of Accredited Service as of the Severance from Employment Date equals or exceeds 80, or (iii) for those Participants who make such an election on or prior to December 31, 2008, as soon as practicable following July 1, 2009 but in no event later than December 31, 2009.  For purposes of determining the benefit payable under 4.2(a)(iii) only, “Average Final Compensation” shall mean the average monthly Compensation on a full‑time earnings basis of a Participant during the thirty‑six (36) completed consecutive calendar months (or the actual number of months if less) during the last ten (10) years of his or her Accredited Service (or the actual number of years if less) immediately preceding or ending on December 31, 2008 affording the highest such average. If a Participant did not timely complete and return an Election Form, such Participant’s Supplement Pension Benefit shall be paid as provided in Section 4.2(b).

(b)          Payment If No Election Form.  If the Participant did not timely complete and return an Election Form in accordance with Section 3.2, then:

(i)          with respect to the portion of the Participant’s Supplemental Pension Benefit (if any) that accrued prior to January 1, 2014, the Participant shall receive a lump sum distribution within 90 days following his or her Normal Retirement Date (or, if earlier, within 90 days following his or her date of death); and

(ii)         with respect to the portion of the Participant’s Supplemental Pension Benefit (if any) that accrued after December 31, 2013, the Participant shall receive a lump sum distribution on the date that is six months and one day following the Participant’s Severance From Employment Date (or, if earlier, the Participant’s date of death).

(c)          Specified Employee Six-Month Delay.  Notwithstanding any Plan provision to the contrary, in the case of an Participant (i) who initially became a Participant prior to January 1, 2014, (ii) whose benefit under the Plan will be paid pursuant to Section 4.2(a) or Section 4.2(b)(ii), and (iii) who has been identified by the Committee, in its sole discretion, as a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code as of his Severance From Employment Date, a distribution paid under the Plan by reason of the Participant’s separation from service as determined in accordance with Section 409A of the Code (other than termination by reason of death) that would be paid during the six-month period commencing after such Participant’s Severance From Employment Date shall be delayed until the date that is the earlier of (x) the date that is six months and one day after the Participant’s Severance From Employment Date or (y) the date of the Participant’s death; provided, however, that in no event shall any such delayed payment under clause (x) above be made prior to June 1, 2015 in the case of an Employee who is a Participant on December 9, 2013 (the date immediately preceding the Effective Date).

(d)          No Accruals and Interest For Delay Payment.  The distribution date of a Supplement Pension Benefit that is delayed pursuant to Section 4.2(b) or Section 4.2(c) shall be paid without interest, adjustment or other increase for the delay in payment for the period following the Participant’s Severance From Employee Date.

4.3           Limited Cashouts.     The Committee may, from time to time and in its sole discretion, provide a mandatory lump sum payment of a Participant’s benefits under the Plan to the extent such amounts deferred under the plan do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code and provided that such payment will result in the termination and liquidation of the entirety of the Participant’s interest under the Plan and all other plans which are treated as having been deferred under a single nonqualified deferred compensation plan pursuant to Treasury Regulation § 1.409A‑1(c)(2) of the regulations promulgated under the Code.

4.4           Form of Distributions.      All distributions made under the Plan shall be made in cash.  The Supplemental Pension Benefit shall be distributed to a Participant, in accordance with his or her election as designated on the Participant’s Election Form, as a single lump sum cash payment or pursuant to an optional distribution method as described below.  Notwithstanding the foregoing, the Supplemental Pension Benefit shall be paid in a lump sum cash payment in the event (i) the Participant submits an Election Form and elects a distribution in accordance with Section 4.2(a)(iii) or (ii) the Participant does not have an Election Form as provided in Section 3.2.  If the Participant so elects on his or her Election Form, he or she may receive, in lieu of the Supplemental Pension Benefit in a lump sum cash payment, an Actuarial Equivalent optional Supplemental Pension Benefit as described below:

Option 1.  A modified Supplemental Pension Benefit payable in monthly installments during the Participant’s life ending with the last monthly payment before death.

Option 2.  A modified Supplemental Pension Benefit payable in monthly installments during the Participant’s life and after his or her death payable during the life of and to his or her Beneficiary ending with the last monthly payment before the Beneficiary’s death.

Option 3.  A modified Supplemental Pension Benefit payable during the Participant’s Life and after his death payable in an amount less than that described in Option 2, provided that such lesser amount is a multiple of $10.

4.5           Acceleration of Benefits.      Notwithstanding any other provision of the Plan to the contrary, in no event shall the Plan permit the acceleration of the time or schedule of any payment or distribution under the Plan, except that the Committee may accelerate a payment or distribution under the Plan as follows:

(i)          to fulfill a domestic relations order, as provided in Treasury Regulation § 1.409A-3(j)(4)(ii) (or any successor regulations or guidance thereto);

(ii)         to comply with a certificate of divestiture, as provided in Treasury Regulation § 1.409A-3(j)(4)(iii) (or any successor regulations or guidance thereto); or

(iii)        to pay employment taxes on such deferred compensation, as provided in Treasury Regulation § 1.409A-3(j)(4)(vi) (or any successor regulations or guidance thereto).

Article V
VESTING

5.1           Vesting.     The Participant shall have a 100 percent (100%) vested nonforfeitable right to his or her Supplemental Pension Benefit upon the earlier of the attainment of his or her Normal Retirement Age or upon completion of five Years of Accredited Service.

5.2           Automatic Vesting.     Notwithstanding anything to the contrary contained in Section 5.1 herein, the Participant shall become 100% vested in his or her Supplemental Pension Benefit upon the occurrence of any of the following events:

(a)          a Change of Control; or

(b)          the Disability or death of the Participant.

Article VI
DEATH AND DISABILITY BENEFITS

6.1           Distribution upon Death.     In the event a Participant dies prior to commencing receipt of his or her Supplemental Pension Benefit, the Participant’s surviving spouse, or his or her designated Beneficiary if the Participant dies without a spouse, shall receive a Supplemental Pension Benefit equal to 50% of the single lump‑sum value of the Participant’s Supplemental Pension Benefit as determined under Section 4.2 herein.  The foregoing notwithstanding, if a Participant’s death occurs after his or her Severance From Employment Date, but prior to payment or commencement of payment of the Participant’s Supplemental Pension Benefit due to the delay in payment required under Section 4.2(b) or 4.2(c), then the Participant shall be deemed to have commenced receipt of his or her Supplemental Pension Benefit for purposes of this Section 6.1 and the Participant’s surviving spouse, or his or her designated Beneficiary if the Participant dies without a spouse, shall receive a Supplemental Pension Benefit equal to 100% of the single lump‑sum value of the Participant’s Supplemental Pension Benefit as determined under Section 4.2 herein.

6.2           Designating a Beneficiary.     A Participant, who is either unmarried or does not have a surviving spouse, may designate any individual to be his or her Beneficiary for purposes of a distribution of death benefits under Section 6.1 herein by providing the Company written notification of the designation of such Beneficiary; provided, however, that, a written notification designating a beneficiary under the Plan cannot be modified or amended more than once in a six (6) month period.  If the Participant dies without a spouse and has not designated a Beneficiary, the death benefit described in Section 6.1 herein, will be paid to his or her estate.

6.3           Distribution upon Disability.     The Participant shall designate on his or her Election Form whether in the event he or she undergoes a Disability he or she will receive a distribution (i) at the time he or she undergoes a Disability, in which case the benefit shall be determined in accordance with this Section 6.3 or (ii) upon attaining Normal Retirement Age, in which case the benefit shall be determined in accordance with Section 4.2(a).

(a)          A Participant who has not reached his Normal Retirement Age but who has completed at least 15 years of Accredited Service and incurs a Disability shall be eligible to receive a benefit in accordance with the timing of Disability distribution election as designated on his or her Election Form.

(b)          A benefit payable pursuant to paragraph (a) above shall be the lesser of (i) 25% of the Participant’s Average Final Compensation or (ii) his Normal Supplemental Pension Benefit determined in accordance with Section 4.2(a), except that for the purpose of this clause (ii), (A) the Participant’s Average Final Compensation shall be determined by assuming that his Compensation continued during the period of Disability at the rate at which Average Final Compensation is in effect on the date of Separation from Service, and (B) Accredited Service shall continue to be granted during the period of his or her Disability in accordance with the Participant’s normal work schedule until the earliest of the Participant’s recovery from Disability, Normal Retirement Age or death.

(c)          The benefit payable due to Disability commencing on or after the Participant’s eligibility for early retirement pursuant to Section 4.2(b) shall be the greater of (i) the amount determined in accordance with paragraph (b) above or (ii) the amount of his early retirement income determined in accordance with Section 4.2(b).

Article VII
SPECIAL DISTRIBUTION PROCEDURES

7.1           Liquidation of the Company.     In the event of the liquidation of the Company, or the sale of substantially all its assets, or its merger or consolidation, subject to, and to the extent compliant with, Section 409A of the Code and the regulations and guidance issued thereunder, the Company may make any alterations in the provisions of the Plan for distributing any Supplemental Pension Benefits that have been accrued by Eligible Employees of the Company, as it deems appropriate and equitable under the circumstances.

Article VIII
PLAN ADMINISTRATION

8.1           Administration.     The Plan shall be administered as an unfunded deferred compensation plan not intended to meet the qualification requirements of Code Section 401.

8.2           Plan Committee.     The Plan shall be administered by a Committee, to be appointed by the Board of Directors.  The Committee is authorized to interpret the Plan and, from time to time, may adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

The Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan; the discretionary authority to determine all questions relating to the rights and status of Eligible Employees, Participants and Beneficiaries; the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof; and all other authority and power relating to the administration of the Plan not expressly reserved by the Plan to the Company.  All decisions made by the Committee shall be final, conclusive and binding on all parties with an interest in the Plan.

Without limiting the powers set forth herein, the Committee shall have the power to:  (i) with the consent of the Company’s members, change or waive in writing any requirements of the Plan to conform with law, including but not limited to Section 409A of the Code, or to meet special circumstances not anticipated or covered in the Plan; (ii) determine the times and places for holding meetings of the Committee and the notice to be given of such meetings; (iii) employ or otherwise retain such agents and assistants, counsel (who may be of counsel to the Company herein), and clerical and other service providers as the Committee may require in carrying out the provisions of the Plan; (iv) authorize one or more of their number, or any agent thereof, to execute or deliver any instrument on behalf of the Committee; and (v) make determinations regarding eligibility to participate in the Plan.

The members of the Committee, the Company, and the Company’s directors and officers shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Committee.  The members of the Committee, along with the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent or any such accountant or counsel.

8.3           Payment of Expenses.     All costs and expenses incurred in administering the Plan shall be paid by the Company or charged against Participants’ accounts, as determined by the Company acting in its sole discretion.

Article IX
AMENDMENT AND TERMINATION

9.1           Amendment.     The Company hereby reserves the right, at any time and from time to time, by written action of the Board of Directors (or by written action of an officer or officers of the Company to whom the Board of Directors has delegated the authority to amend the Plan), to amend, modify or alter any or all of the provisions of the Plan without the consent of any other Employer or any Eligible Employee, Participant, Beneficiary, or other person; provided, however, no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action except to the extent required by law or to avoid the imposition of a penalty tax under the Code.  Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Company and shall become effective as of the date designated in such instrument.  A copy of any amendment made to the Plan shall be delivered to all Employers, if any, as soon as practicable following its adoption.

9.2           Termination.     The Company reserves the right to suspend, discontinue or terminate the Plan, at any time, in whole or in part, by written action of the Board of Directors, effective as of the date designated in such written action, and without the consent of any other Employer, or any Eligible Employee, Participant, Beneficiary, or other person; provided, however, that any such termination shall comply with Section 409A of the Code and the regulations and guidance issued thereunder.  Any Employer may terminate its participation in the Plan at any time by providing written notice thereof to the Company, signed by an officer of such Employer; provided, however, no such termination shall operate retroactively so as to adversely affect any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action, and provided further that any termination of the Plan and distributions in connection with such termination shall comply with the requirements of Section 409A and shall be done in a manner intended to avoid any adverse tax consequences thereunder for any Participants.

Article X
CLAIMS PROCEDURE

10.1           Filing Claims.     Any Participant, Beneficiary or other individual (hereinafter, the “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to file a written claim with the Committee (or its designee) requesting payment or distribution of such Supplemental Pension Benefits (or written confirmation of Plan eligibility, as the case may be), on such form and in such manner as the Committee shall prescribe.  Unless and until an individual makes proper application for Supplemental Plan Benefits in accordance with the rules and procedures established by the Committee, such individual shall have no right to receive any distribution from or under the Plan.  The Committee (or its designee) shall, within ninety (90) days of the receipt of the claim, furnish to such Claimant a written notice of its decision.  If the Committee requires additional time to review the claim application filed by a Claimant, the Committee shall send a written notification to the Claimant extending the initial review period an additional ninety (90) days.

10.2           Notification to Claimant.     If a Claimant’s application is wholly or partially denied, such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:

(a)          The specific reason or reasons for such denial;

(b)          A specific reference to pertinent provisions of the Plan upon which such denial is based;

(c)          A description of any additional material or information necessary for such Claimant to perfect his or her claim, and an explanation of why such material or information is necessary; and

(d)          An explanation of the claim review procedure of the Plan that describes the steps to be taken by such Claimant, if he or she wishes to submit his or her claim for further review.

10.3           Appeal Procedure.     Within sixty (60) days after the receipt of such denial notice from the Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Committee of the decision denying such claim.  In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing.  The decision of the Committee upon such review shall be made promptly and not later than sixty (60) days after the receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the Committee’s receipt of a request for review.  Any such decision made upon review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

10.4           Satisfaction of Claims.     Any payment to a Claimant, all in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and the Company and all other Employers, any of which may require such Claimant as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Committee or the Company and Employers.  If a receipt and release is required and the Claimant does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution(s) may be delayed until the Committee or an Employer receives a proper receipt and release.

10.5           Limitations.     Benefits under the Plan will be paid only if the Committee decides in its discretion that a Participant or Beneficiary is entitled to benefits.  Notwithstanding the foregoing or any provision of the Plan to the contrary, a Participant must exhaust all administrative remedies set forth in this Article or otherwise established by the Committee before bringing any action at law or equity.  Any claim based on a denial of a claim under the Plan must be brought no later than the date which is two years after the date of the final denial of a claim under Section 10.3.  Any claim not brought within such time shall be waived and forever barred.

Article XI
MISCELLANEOUS PROVISIONS

11.1           Employment Relationship.     Nothing in the adoption or maintenance of the Plan shall confer on any Eligible Employee the right to continued employment with the Company (or, as applicable, an Employer) or any affiliate or subsidiary corporation thereof, or affect in any way the right of the Company or an Employer, or such affiliate or subsidiary, to terminate such Eligible Employee’s employment at any time.  Any question as to whether and when there has been a termination of a Participant’s employment, and the cause of such termination, shall be determined by the Committee; any such determination by the Committee shall be final, binding and conclusive.

11.2           Facility of Payments.     Whenever, in the opinion of the Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his or her financial affairs, the Committee shall have the discretionary authority to direct payments to such person’s legal representative, or to a relative or friend of such person for his or her benefit.  Alternatively, the Committee may in its discretion apply the payment for the benefit of such person in such manner as the Committee deems advisable; provided, however, that such application of benefits is in compliance with Section 409A of the Code.  Any such payment or application of benefits, made in good faith and in accordance with the provisions of this Section 11.2, shall completely discharge any liability of the Plan, the Company, all Employers, and the Committee with respect to such payment or application of benefits.

11.3           Anti‑Alienation.     No right, benefit or interest in the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, partition, lien, levy, encumbrance or charge; any attempt to anticipate, alienate, sell, assign, pledge, partition, place a lien upon, levy, encumber or charge the same shall be void.  No such right, benefit or interest shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.  If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Committee, shall cease.  In this case, the Committee in its sole discretion may hold or apply the interests at issue, or any part thereof, for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Committee in its sole discretion may deem proper.  Notwithstanding the generality of the foregoing, the Company (or an Employer, as applicable) shall have the unrestricted right to set off against or recover out of any payments or benefits due a Participant or Beneficiary, at the time such payments or benefits otherwise would have been payable hereunder, any amounts owed or owing to the Company (or Employer) by such Participant or Beneficiary.

Without limiting the application of the foregoing provisions, the anti‑alienation provisions of this Section 11.3 such provisions shall not apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant or former Participant pursuant to any domestic relations order, unless such order is determined by the Committee to be a “qualified domestic relations order” (as defined in Code Section 414(p)) or is a domestic relations order entered before January 1, 1985 which satisfies the requirements of Internal Revenue Service Revenue Ruling 80‑27.  Notwithstanding anything in this Section 11.3 to the contrary, the provisions of this Section 11.3 shall not prohibit assignments authorized by Code Section 401(a)(13) and approved by the Committee.

11.4           Indemnification.     Each Participant, by becoming a Participant hereunder in the Plan acknowledges and agrees to indemnify and hold the Company (and, if applicable, any Employer) harmless from and against any damages, losses and expenses (including, without limitation, litigation costs incurred by the Company (or Employer) in connection with the administration of the Plan) arising from third‑party claims or disputes involving the Participant’s Plan interest (including, without limitation, tax liens and levies, creditors’ claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations court).

11.5           Unclaimed Interests.     If the Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his or her whereabouts are unknown, the Committee shall so certify, and thereafter the Committee shall attempt to locate such missing person.  In the event that such missing person is not located with seven (7) years, then the Committee shall cause the Company to pay over to the Secretary of the State of Texas any and all amounts then owed to such person, in accordance with the Texas unclaimed funds law presently codified at Chapter 72 of the Texas Property Code, and the Company’s obligations thereto shall thereupon be considered fully and completely discharged and satisfied.

11.6           References to Code, Statutes and Regulations.     Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

11.7           Liability.     The Company and its directors, officers and employees shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct result from willful misconduct.

11.8           Company as Agent for Employers.     Each corporation which becomes a participating Employer hereunder, by so doing, shall be deemed to have appointed the Company its agent and attorney‑in‑fact to exercise on its behalf all of the powers and authority hereby conferred upon the Company under the Plan including, without limitation, the power and authority to amend and terminate the Plan.  The Company’s power and authority under the Plan shall continue, regardless of whether an Employer terminates its participation in the Plan.

11.9           Governing Law; Severability.     The Plan shall be construed according to the laws of the State of Texas, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law (including, without limitation, ERISA).  In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan; rather, the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

11.10          Section 409A.     It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Employer or taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company to such Participants or Beneficiaries.  The provisions of the Plan shall be construed and interpreted and the Plan shall be operated in a manner consistent with the requirements of Code Section 409A and the accompanying Treasury Regulations and guidance issued by the Internal Revenue Service.  Specifically, no provision of the Plan that would provide for a distribution that is subject to the additional tax under Code Section 409A shall be permitted and any provision of the Plan which would result in a failure to meet the requirements of Code Section 409A shall be deemed null and void.

11.11          Tax Consequences of Participation.     While the Plan is designed to provide Eligible Employees the opportunity to defer payment of Compensation on a tax‑deferred basis, the Company makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or Beneficiary (or personal representative or attorney‑in‑fact for such Participant or Beneficiary).

11.12          Tax Withholding.     The Employer of a Participant shall be entitled to withhold and remit any federal, state and local taxes from any distribution made hereunder as such Employer believes necessary, appropriate, or required by relevant law, regulation or ruling.

11.13          Successors.     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11.14          Entire Plan.     The Plan supersedes all prior agreements, if any, understandings and arrangements, oral or written, with respect to the benefits payable by the Company to a Participant on and after the Effective Date.  Notwithstanding anything herein to the contrary, benefits that accrued prior to the Effective Date (including earnings, gains and losses attributable thereto), remain subject to the terms and provisions of the Plan as in effective prior to the Effective Date.

11.15          Legally Incompetent.     The Committee, in its sole discretion, may direct that a payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian of such person or to the person having custody of such person, without further liability either on the part of the Company or the Employers for the amount of such payment to the person on whose account such payment is made.

11.16          Notice.     Any notice or filing required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand‑delivered, or sent by registered or certified mail, to the principal office of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified mail, as of the date shown on the postmark on the receipt for registration or certification.

[Execution Page Follows]

IN WITNESS WHEREOF, Kraton Polymers U.S. LLC, by action of its Member, has duly adopted the amended and restated Kraton Polymers U.S. LLC Pension Benefit Restoration Plan, this 1st day of December, 2013.

KRATON Polymers U.S. LLC

By:
Name:
Title: